News Release For Further Information: Jessica Gulis, 248.559.0840 ir@cnfrh.com For Immediate Release Conifer Holdings Appoints Two New Directors Birmingham, MI, May 2, 2019 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) announced today that Andrew Petcoff and John Melstrom have been elected to serve on the Company’s Board of Directors. With the addition of Mr. Petcoff and Mr. Melstrom, Conifer’s Board of Directors increases to nine members. Mr. Petcoff currently serves as Senior Vice President for Conifer, and as President of Sycamore Insurance Agency, a wholly owned Conifer subsidiary. He has primary responsibility over select underwriting lines, reinsurance, marketing and all agency development for the Company. He has been with Conifer since 2009 and has over 10 years of experience in the insurance industry. A broad range of functional expertise in underwriting, marketing, reinsurance and claims equips Mr. Petcoff with the insight and understanding to sustainably cultivate business with the greatest net effect. John Melstrom is a founder and Partner Emeritus at Fenner, Melstrom & Dooling PLC, a Birmingham, Michigan CPA firm. With over 50 years as a practicing CPA and serial entrepreneur, Mr. Melstrom has broad knowledge and experience in multiple businesses and has served in various capacities as owner, advisor, counselor or director. Throughout his career, Mr. Melstrom has served, often in the leadership role of Chairman or Vice Chairman, on boards both public and private and has been active in his community by serving on several civic or charitable boards as well. James Petcoff, Chairman and CEO, stated, “We are very pleased to welcome Andy and John to serve on the Conifer Board of Directors. Their combination of insurance industry and accounting experience, as well as familiarity with the current growth strategy at Conifer, will be a strategic boon for the Company.” About the Company Conifer Holdings, Inc. is a Michigan-based property and casualty holding company. Through its subsidiaries, Conifer offers specialty insurance coverage for both commercial and personal lines, marketing through independent agents in all 50 states. The Company is traded on the Nasdaq Global Market under the symbol CNFR. Additional information is available on the Company's website at IR.CNFRH.com.